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CBRL Group, Inc.

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[Logo of CBRL Group, Inc.]

To our Shareholders:

We regret to inform you of the death of one of our directors, Dr. Gordon L. Miller.  Dr. Miller served faithfully as a director of your company for almost three decades.  We are grateful for his years of service and we will miss him.

Following Dr. Miller’s death, our Board of Directors has taken the step of reducing the size of the Board from 11 to 10 members.  We have done this so that a vacancy does not exist following Dr. Miller’s death and one will not exist at the upcoming Annual Meeting to be held on November 25, 2003.  Although we intend to recruit a new member to replace Dr. Miller on the Board, at which time, if necessary, we could increase the size of the Board, we believe that elimination of a vacancy at this time is a prudent step to better allow for an orderly identification and recruitment of a suitable Board candidate.

At the Annual Meeting, you now will vote on and elect 10 rather than 11 directors.  All of the information on those nominees is contained in our proxy materials, dated October 24, 2003,  that already have been sent to you.  This letter is meant to supplement those materials.

We appreciate your continuing support and look forward to seeing many of you at the Annual Meeting.

Sincerely,

/s/ Dan W. Evins

Dan W. Evins

Chairman

/s/ Michael A. Woodhouse

Michael A. Woodhouse

October 31, 2003

President and Chief Executive Officer